ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Exhibit 5.1

404-881-7000

Fax: 404-881-7777

www.alston.com

Michael L. Stevens	Direct Dial: 404-881-7970	E-mail: mstevens@alston.com

July 8, 2004

Community Bancshares, Inc.

Main Street P.O. Box 1000

Blountsville, AL 35031

Re:	Form S-8 Registration Statement
Options granted to certain employees outside of any plan

Ladies and Gentlemen:

We have acted as counsel for Community Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 1,559,500 shares of the Company’s common stock, $.10 par value (“Common Stock”), that may be issued pursuant to the exercise of stock options granted to certain employees outside of any plan (the “Options”). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as amended and restated, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters

Community Bancshares, Inc.

July 8, 2004

set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the 1,559,500 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Options, when issued in accordance with the terms and conditions of the Options, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Michael L. Stevens
Michael L. Stevens A Partner